AGRICULTURAL ASSET PURCHASE AGREEMENT

        THIS AGREEMENT is made and entered into as of this 14th day of September, 2005, by and between NORTHLAND CRANBERRIES, INC., a Wisconsin corporation (“Seller”) and FIFIELD CRANBERRIES, LLC, a Wisconsin limited liability company (“Buyer”).

WITNESSETH:

        WHEREAS, Seller is the owner of a certain cranberry marsh consisting of approximately 2,470 acres and certain associated property located in Price County, Wisconsin (the “Marsh Property”);

        WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Marsh Property, all on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises of the parties and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, is agreed between the parties as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

        Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), Seller shall sell, convey, transfer and assign to Buyer, and Buyer shall purchase, acquire and accept, all of Seller’s right, title and interest in the following described assets of Seller, all of which together shall constitute the Property:

        A.         Seller’s real estate described on Schedule 1.A., together with all buildings, improvements, dikes, dams, ditches and fixtures situated thereon and all rights and appurtenances thereto, including without limitation all mineral, timber, hunting, water and flowage rights of Seller related thereto, the same being acknowledged and agreed to constitute the Marsh Property;

        B.         Seller’s personal property used exclusively in connection with operation of the Marsh Property, which personal property is more particularly described on Schedule 1.B., together with all cranberry vines, beds, bulkheads, irrigations systems and spares parts owned by Seller and located on the Marsh Property, the same being acknowledged and agreed to constitute the Personal Property;

        C.         All growing crops located on the Marsh Property;

        D.         All rights of Seller under the Multi-Peril Crop Insurance Policy related to the Marsh Property described on Schedule 1.D. (the “MPCI Policy”); and

        E.         All rights in, to and under any Federal Cranberry Marketing Order (the “Order”) applicable to the Marsh Property.

        Except as otherwise set forth in this Article I, Seller shall not sell, convey, transfer or assign to Buyer, and Buyer shall not purchase, acquire or accept, any other property of Seller, including without limitation any cash, accounts receivable, inventories, corporate books and records, contracts, investments, computers, software, refunds, deposits and any unused inventory of pesticides, herbicides, fertilizers and other chemicals provided by Wildhawk, Inc. On the Closing Date, Buyer shall assume and agree to perform all of Seller’s liabilities arising from and after the Closing Date under (i) the MPCI Policy, including but not limited to the timely payment of any premiums due and payable after the Closing Date; and (ii) the Permitted Liens (as defined herein) (collectively the “Assumed Liabilities”). Except as expressly set forth in herein, Buyer is not assuming any liabilities of Seller and all such liabilities shall remain the sole responsibility of Seller.

ARTICLE II

TERMS OF PAYMENT

        The purchase price for the Property (the “Purchase Price”) shall be Five Million Two Hundred Thousand Dollars ($5,200,000) and shall be paid by wire transfer in cash at the closing of this transaction, plus or minus, as the case may be, the net amount of any prorations determined as of the Closing Date in accordance with this Agreement.

ARTICLE III

CLOSING

        A.         The closing of this transaction shall occur on September 20, 2005, or such other date as the parties hereto may agree in writing (the “Closing Date”), and shall occur at the offices of Boles-Wallner Abstract & Title, Inc., 214 West Grand Avenue, Wisconsin Rapids, WI 54495.

        B.         Seller agrees to execute and deliver at closing a special warranty deed in customary form conveying the Marsh Property free and clear of all liens and encumbrances, excepting Permitted Liens. For purposes hereof, “Permitted Liens” shall mean (i) liens for taxes not yet due and payable; (ii) zoning, building codes and other land use laws and ordinances regulating the use or occupancy of the Marsh Property; (iii) easements, covenants, conditions, restrictions and other similar matters affecting title to the Marsh Property and other title defects which do not or would not reasonably be expected to materially impair the use or occupancy of the Marsh Property; (iv) liens and encumbrances set forth on the Schedule 3.B., and (v) all matters which would be disclosed by an accurate survey of the Marsh Property which do not or would not reasonably be expected to materially impair the use or occupancy of the Marsh Property.

        C.         Seller further agrees to execute and deliver at closing a bill of sale assigning and conveying the Personal Property free and clear of all liens and encumbrances, excepting Permitted Liens.

        D.         Seller and Buyer agree that Buyer is purchasing only assets from Seller and that Buyer shall not be responsible for any of Seller’s business debts or liabilities nor for any wages or benefits to Seller’s employees.

        E.         All expenses associated with the Marsh Property, including, without limitation, expenses for electricity, gas, water, sewer, real property taxes, security services, Association dues and fees, and such other items that are customarily prorated in transactions of this nature shall be ratably prorated between Buyer and the Seller as of the Closing Date in accordance with local custom.

        F.          Buyer and Seller shall each execute and deliver at closing a Crop Purchase Agreement in the form of Exhibit A hereto.

        G.         Buyer agrees to execute and deliver at closing an such undertakings and instruments of assumption as are reasonably sufficient in the opinion of Seller to evidence the assumption by Buyer of the Assumed Liabilities.

        H.        Buyer shall be reimburse Seller at the closing of this transaction for any premiums related to the MPCI Policy which have been paid by Seller prior to the Closing Date.

ARTICLE IV

PURCHASE PRICE ALLOCATION

        Buyer and Seller agree to allocate the Purchase Price among the various assets comprising the Property for all purposes, including financial accounting and tax purposes, as set forth in Schedule 4 hereof.

ARTICLE V

TITLE DOCUMENTS

        Seller shall furnish and deliver to Buyer for examination not more than ten (10) days following the date of this Agreement a commitment for an owner’s policy of title insurance, in an amount equal to the Purchase Price, written by a title insurance company licensed by the State of Wisconsin, showing title as called for by this Agreement. Any objections to the title must be raised by Buyer in writing within five (5) days from delivery of the title insurance commitment, following which Seller shall have five (5) days in which to elect in writing whether to cure such objections to Buyer’s reasonable satisfaction. In the event Seller does not elect to cure such objections or affirmatively elects not to cure the same, Buyer shall, within five (5) days after the earlier of (a) receipt of Seller’s written election not to cure such objections or (b) expiration of the period within which Seller is entitled to make the foregoing election (in either case, the “Seller’s Election Deadline”), have the option, exercisable by written notice to Seller, either to (x) terminate this Agreement, or (y) proceed to closing, taking title to the Property subject to the matters that Seller has elected not to cure. The foregoing election by Buyer must be delivered to Seller within five (5) days after Seller’s Election Deadline. The cost of the title insurance commitment and the title insurance policy issued with respect thereto, inclusive of full extended coverage (other than the survey exception), and inclusive of any endorsements issued with respect to title exceptions that do not constitute Permitted Liens, but exclusive of any Buyer-requested endorsements, shall be paid by Seller. Any transfer fees payable in connection with the conveyances contemplated by this Agreement shall be split equally between the Seller and Buyer.

ARTICLE VI

BROKER’S FEE

        Each of the parties hereto covenants and agrees to pay any broker or finder fees or commissions, if any, payable to any broker, finder, or similar agent retained by it in connection with this transaction.

ARTICLE VII

COVENANTS AND REPRESENTATIONS OF SELLER

        A.         Seller agrees it will continue to maintain adequate fire and hazard insurance with customary coverage endorsements consistent with its historic practices on all buildings and improvements, including the Personal Property, on the Marsh Property until the closing of this transaction.

        B.         Seller shall bear the risk of loss of any real or personal property subject to this Agreement occurring between the date hereof and the closing date unless caused by the negligence or intentional act or omission of Buyer or any of Buyer’s agents, employees, or contractors, and shall promptly notify Buyer that such damage or destruction has occurred and the estimated extent thereof. In the event that any of the buildings, improvements, machinery and equipment shall be materially damaged or destroyed by fire or other casualty not caused by negligent or intentional act or omission of Buyer or any of Buyer’s agents, employees, or contractors and such damage or destruction has a material adverse effect upon the normal marsh operations conducted on the Marsh Property, then unless Seller corrects, repairs or otherwise rectifies such damage or destruction Buyer may (i) within ten (10) days after receipt of notice of such damage or destruction terminate this Agreement in writing, or (ii) require the consummation of this transaction and, in such case, all proceeds of insurance carried by Seller and all of its claims of every kind arising as a result of such damage or destruction shall become the property of the Buyer at the closing.

        C.         Seller represents and warrants that the real estate described on Schedule 1.A. attached hereto contains approximately one hundred ninety-six (196) acres of cranberry vines.

        D.         Except as set forth on Schedule 7.D., the Property is not in violation of any federal, state, or local law, ordinance or regulation relating to industrial hygiene or to the environmental conditions on, under or about the Property or the improvements, including, but not limited to, soil and ground water conditions.

        E.         Except as set forth on Schedule 7.E., Seller warrants it has not violated any environmental law now in existence with respect to the Property and represents that the Property does not:

1. contain any facility that is subject to the reporting under Section 312 of the Federal Emergency Response and Community Right to Know Act of 1986 (that is, which requires the submittal of emergency hazardous chemical inventory forms as a facility subject to OSHA Hazardous Communication standard, i.e. to prepare and have available material safety data sheet for hazardous chemicals where employees may be exposed to such chemicals in their work place); and

2. have underground storage tanks which require registration with the appropriate Wisconsin agency, except to the extent such registration has previously been undertaken.

        F.         Hazardous Materials. (1) Except as set forth on Schedule 7.F., during the time in which Seller has owned the Marsh Property, neither Seller nor, to the best of Seller’s knowledge, any third party has used, generated, manufactured, stored, released, or disposed of on, under, or about the Marsh Property or transported to or from the Marsh Property any flammable, explosive, radioactive materials, hazardous wastes, toxic substances, or related matters (“Hazardous Materials”), except in conformity with the requirements of any and all applicable laws, rules, regulations and ordinances regulating or governing the handling and disposal thereof. For the purpose of this Article VII, Hazardous Materials shall include, but not be limited to, substances such as friable asbestos or those defined as “hazardous substances”, “hazardous materials,” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 42 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; and in the regulations adopted and publications promulgated pursuant to said laws and any amendments thereto. (2) Except as set forth on Schedule 7.F., to the best of Seller’s knowledge, there are not Hazardous Materials stored, released, or disposed of (a) on, under, or about the Marsh Property, except in conformity with the requirements of any and all applicable laws, rules, regulations and ordinances regulating or governing the handling and disposal thereof, or (b) on, under, or about adjacent properties, in such a manner that their migration to the Marsh Property appears reasonably likely.

        G.         Zoning Laws; Permits. Except as set forth on Schedule 7.G., to the best of the knowledge of Seller, no zoning, building, or similar law or ordinance is violated by the maintenance, operation, or use of the Property. Seller has received no written notice of any change contemplated in any applicable laws, ordinances, or restriction, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions upon the Property which would prevent, impede, limit, or render more costly in any material way Buyer’s use of the Property consistent with the historic usage thereof. To the best of the knowledge of Seller, all approvals and permits necessary for the operation of the Property consistent with the historic usage thereof have been obtained, are in full force and effect, and are transferable to Buyer without consent or approval of any third party or governmental entity, and Seller will transfer and assign all such permits to Buyer at the closing.

        H.         Water Rights. At present and, to the best of Seller’s knowledge, as of the Closing Date, the quality, quantity, adequacy, availability, reliability, and transferability of surface and well water or water rights for the Marsh Property or the eligibility of the Marsh Property or the Buyer to receive and manipulate water from sources historically serving the Marsh Property is permitted and sufficient to meet the current farm operation of Seller.

        I.         Eminent Domain. There are no condemnation or eminent domain proceedings pending or, to the best of Seller’s knowledge, contemplated against the Property or any part thereof, and Seller has received no written notice of the desire of any public authority or other entity to take or use the Property or any part thereof.

        J.         Lawsuits. There are no pending suits or proceedings against or affecting Seller or any part of the Property which (1) do or would adversely affect title to the Property or any part thereof, or (2) do or would prohibit or make unlawful the consummation of the transactions contemplated by this Agreement, or render Seller unable to consummate the same.

        K.         Leases. Except as set forth on Schedule 7.K., there will be no leases or use occupancy agreements for the Property or any part thereof which will survive the closing, unless accepted by Buyer.

        L.         Service Contracts. Except as set forth on Schedule 7.L., there will be no service contracts or signed contracts or use agreements benefiting the Property which will survive the closing, unless accepted by Buyer.

        M.         Equipment. All Personal Property described in Schedule 1.B. is owned by Seller and will be conveyed to Buyer by bill of sale at the closing.

        N.         Authority. The party executing this Agreement on behalf of Seller has full right, title, and authority to so execute this Agreement. Any and all documents required to consummate the transactions contemplated herein will be duly authorized and executed on behalf of Seller.

        O.         Mechanic’s Lien. Seller covenants that any work to be done on the Marsh Property prior to closing that could later result in a mechanic’s lien will be paid in full prior to closing.

        Seller hereby agrees to indemnify and hold harmless Buyer against any and all liability, including reasonable attorneys’ fees, resulting from a breach of any of the representations and warranties appearing in this Agreement, provided, however, that (i) Buyer shall not be entitled to indemnification for breach of a representation or warranty unless the aggregate of the Seller’s indemnification obligations to Buyer under this Agreement exceed an amount equal to one and one-half percent (1.5%) of the Purchase Price, but in such event the Buyer shall be entitled to indemnification only to the extent such indemnification obligations exceed an amount equal to one and one-half percent (1.5%) of the Purchase Price for all breaches of representations and/or warranties hereunder, (ii) Seller’s indemnification obligation hereunder, and its liability for breach of any representations or warranties contained in this Agreement, shall in no event be greater than an amount equal to the Purchase Price, and (iii) in the event Seller’s indemnification obligations to Buyer exceed an amount equal to twenty-five percent (25%) of the Purchase Price, Seller shall have the right and option, but not the obligation, to reacquire the Property at a purchase price equal to the Purchase Price, less an amount equal to any payments previously made by Seller to Buyer pursuant to the provisions of this paragraph, and upon terms and conditions substantially in accordance with the terms of this Agreement, which reacquisition by Seller will constitute Buyer’s sole right to receive any payment or other financial accommodation from Seller under such circumstances (collectively, the “Indemnity Limitations”).

        All of the representations and warranties set forth herein shall survive the closing of this transaction and continue for a period one year following the date of closing, all such representations and warranties, and Buyer’s right to make claims or to seek indemnification with respect to breaches thereof, expiring at 11:59 p.m. on the day prior to the one-year anniversary of the date of closing.

        Prior to the conveyance of the Property, Buyer shall not, by entering into this Agreement or otherwise, acquire or assume any liability in respect to the Property; and Seller hereby indemnifies and agrees to hold Buyer harmless from any such liability, subject to the Indemnity Limitations and except as otherwise set forth in Article I hereof.

        Notwithstanding anything in this Agreement to the contrary, if Seller provides Buyer with so-called “buyers insurance” reasonably acceptable to Buyer that, in the reasonable discretion of Buyer, provides Buyer with protection covering the Seller’s indemnity obligations with respect to breaches of the Seller’s representations and warranties substantially the same as the protection provided to Buyer hereunder, the parties hereto agree to amend this Agreement such that the Buyer shall not be entitled to any indemnification of any kind as a result of the Seller’s breach of its representations and warranties contained herein, and all representations and warranties of the Seller in this Agreement or in any other agreement or instrument contemplated hereby shall be deemed to have terminated as of the closing.

        P.        Operate in the Ordinary Course. From the date hereof until the Closing Date, Seller shall use its commercially reasonable efforts to operate, in all material respects, the Marsh Property in the ordinary course of business and substantially in the same manner as previously conducted.

ARTICLE VIII

DISPOSITION OF EARNEST MONEY DEPOSIT

Intentionally Omitted.

ARTICLE IX

MISCELLANEOUS AGREEMENTS

        A.         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        B.         Each party agrees to do all things and take all actions, execute and deliver all such other documents and instruments which shall be reasonably requested to carry out the provisions of this Agreement. Execution of documents in duplicate or by facsimile signature shall be the same as execution of the original documents.

        C.         Any notices hereunder shall be in writing and shall be given by registered or certified mail, facsimile message, or Federal Express or other nationally recognized overnight delivery service. Any notice shall be deemed given upon the earlier of the date when received at, or the fifth day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by written notice to the other parties in accordance with this Agreement:

Seller:	Northland Cranberries, Inc.
2321 West Grand Avenue
Wisconsin Rapids, WI 54495-8020
Attention: John Swendrowski
Facsimile: (715) 422-6844

    With a copy to:

Northland Cranberries, Inc.
2930 Industrial Street
Wisconsin Rapids, WI 54495-8020
Attention: Kenneth Iwinski
Facsimile: (715) 422-6897

Buyer:	Thomas F. Mallery
Mallery & Zimmerman, S.C.
101 Grand Avenue
Wausau, WI 54402-0479
Facsimile: (715) 848-1085

        D.         Each party to this Agreement shall pay its own costs and expenses relating to the transaction including, but not limited to, all attorneys’ fees.

        E.         This Agreement is made under and shall be construed in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        F.         This Agreement represents the entire Agreement of the parties with respect to the property subject hereto, any and all agreements entered into prior hereto are revoked and superseded by this Agreement, and no representations, warranties, inducements or other agreements have been made by any of the parties except as expressly set forth herein. This Agreement may not be changed, modified or rescinded except in writing signed by the parties hereto and any attempt at oral modification of this Agreement shall be void and have no effect.

        G.         No Representations. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT 1. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER IS TRANSFERRING THE PROPERTY “AS IS, WHERE IS AND WITH ALL FAULTS” AND 2. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH HEREIN, NEITHER SELLER NOR ANY OTHER PERSON IS MAKING, AND BUYER IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING ANY OF THE PROPERTY, THE MARSH PROPERTY, THE PERSONAL PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER BY SELLER OR ANY OTHER PERSON OR OTHERWISE OBTAINED BY BUYER CONCERNING ANY OF THE PROPERTY, THE MARSH PROPERTY, THE PERSONAL PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

BUYER:
FIFIELD CRANBERRIES, LLC
By: J&J Cranberries, Inc., Member
By: /s/ John Sager
Name: John Sager
Title: President
SELLER:
NORTHLAND CRANBERRIES, INC.
By: /s/ John Swendrowski
Name: John Swendrowski
Title: Chairman & CEO